EXHIBIT 4.1
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                Carver Bancorp, Inc. Management Recognition Plan



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                              CARVER BANCORP, INC.
                           MANAGEMENT RECOGNITION PLAN


                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

         1.01 The Company hereby establishes this Plan upon the terms and conditions hereinafter stated.

         1.02 Through acceptance of their appointment to the Committee, each member of the Committee hereby accepts his or her appointment hereunder upon the terms and conditions hereinafter stated.

                                   ARTICLE II
                               PURPOSE OF THE PLAN

         2.01 The purpose of the Plan is to reward and retain personnel of experience and ability in key positions of responsibility by providing Employees and Directors of the Company and its Affiliates with a proprietary interest in the Company, and as compensation for their past contributions to the Company and the Bank, and as an incentive to make such contributions in the future.

                                   ARTICLE III
                                   DEFINITIONS

         The following words and phrases when used in this Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

         3.01 "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and
(f), respectively, of the Internal Revenue Code of 1986, as amended.

         3.02 "Bank" means Carver Federal Savings Bank.

         3.03 "Beneficiary" means the person or persons designated by a Participant to receive any benefits payable under the Plan in the event of such Participant's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Participant's surviving spouse, if any or if none, his estate.



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         3.04 "Board" means, prior to October 17, 1996, the Board of Directors of the Bank, and, following October 16, 1996, the Board of Directors of the Company.

         3.05 "Committee" means the Management Recognition Plan Committee appointed by the Board pursuant to Article IV hereof.

         3.06 "Common Stock" means shares of the common stock of the Company, $.01 par value per share.

         3.07 "Company" means Carver Bancorp, Inc., its successors and assigns.

         3.08 "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank or in the case of transfers between payroll locations of the Bank or between the Bank, an Affiliate or a successor.

         3.09 "Date of Conversion" means the date of the conversion of the Bank from mutual to stock form.

         3.10 "Director" means, prior to October 17, 1996, a member of the Board of Directors of the Bank, and, following October 16, 1996, a member of the Board of Directors of the Company.

         3.11 "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a Participant from fulfilling his or her duties or responsibilities to the Company or an Affiliate.

         3.12 "Disinterested Person" means any member of the Board who, at the time discretion under the Plan is exercised, is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         3.13 "Effective Date" means the date on which the Plan first becomes effective, as determined under Section 8.07 hereof.

         3.14 "Employee" means any person who is employed by the Company or any of its Affiliates.

         3.15 "Participant" means an Employee or Director who holds a Plan Share Award.

         3.16 "Plan" means this Carver Bancorp, Inc. Management Recognition Plan, and any amendments thereto.


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         3.17 "Plan Shares" means shares of Common Stock held in the Trust which are awarded or issuable to a Participant pursuant to the Plan.

         3.18 "Plan Share Award" means a right granted under this Plan to receive Plan Shares.

         3.19 "Plan Share Reserve" means the shares of Common Stock held by the Trustee pursuant to Sections 5.02 and 5.03.

         3.20 "Trust" and "Trust Agreement" mean that agreement entered into pursuant to the terms hereof between the Company and the Trustee, and "Trust" means the trust created thereunder.

         3.21 "Trustee" means that person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan assets for the purposes set forth herein.

         3.22 "Year of Service" shall mean a full twelve-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has continuously been an Employee or Director of the Company or an Affiliate.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 ROLE AND POWERS OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than three non-employee members of the Board who are Disinterested Persons. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Disinterested Persons, and by the Board if there are less than three Disinterested Persons.

         The Committee shall have all of the powers allocated to it in this and other Sections of the Plan. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to make Plan Share Awards to such Employees as the Committee may select, (ii) to determine the form and content of Plan Share Awards to be issued under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and
(v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. Subject to
Section 4.02, the interpretation and construction by the Committee of any provisions of the Plan or of any Plan Share Award granted hereunder shall be final and binding. The Committee shall act by vote or written consent of a majority of its members, and shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year. The Committee may recommend to the Board one or more persons or entity to act as Trustee(s) in accordance with the provisions of this Plan and the Trust.



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         4.02 ROLE OF THE BOARD. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from, or add members to, the Committee. The Board shall have all of the powers allocated to it in this and other Sections of the Plan, may take any action under or with respect to the Plan which the Committee is authorized to take, and may reverse or override any action taken or decision made by the Committee under or with respect to the Plan, provided, however, that the Board may not revoke any Plan Share Award already made or impair a participant's vested rights under a Plan Share Award, except as provided in Section 7.01(b) herein. Members of the Board who are eligible for or who have been granted Plan Share Awards (other than pursuant to Section 6.04) may not vote on any matters affecting the administration of the Plan or the grant of Plan Shares or Plan Share Awards (although such members may be counted in determining the existence of a quorum at any meeting of the Board during which actions with regard thereto are taken). Further, with respect to all actions taken by the Board in regard to the Plan, such action shall be taken by a majority of the Board where such a majority of the directors acting in the matter are Disinterested Persons.

          4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee or the Trustee(s) shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Plan Share Awards granted under it. If a member of the Board or the Committee or any Trustee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Company shall indemnify such member, subject to the indemnification provisions of 12 C.F.R. Section 545.121, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and its Affiliates and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                                    ARTICLE V
                        CONTRIBUTIONS; PLAN SHARE RESERVE

         5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Company to the Trust. Such amounts shall be paid to the Trustee at the time of contribution. No contributions to the Trust by Employees shall be permitted.

         5.02 INVESTMENT OF TRUST ASSETS. The Trustee shall invest Trust assets only in accordance with the Trust Agreement; provided that the Trust shall not purchase more than 69,431 shares of Common Stock.

         5.03 EFFECT OF ALLOCATIONS, RETURNS AND FORFEITURES UPON PLAN SHARE RESERVES. Upon the allocation of Plan Share Awards under Section 6.02, the Plan Share Reserve shall be


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reduced by the number of Shares subject to the Awards so allocated. Any Shares subject or attributable to an Award which may not be earned because of a forfeiture by the Participant pursuant to Section 7.01 shall be added to the Plan Share Reserve.
                                   ARTICLE VI
                            ELIGIBILITY; ALLOCATIONS

         6.01 ELIGIBILITY. Only Employees shall be eligible to receive Plan Share Awards. In selecting those Employees to whom Plan Share Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Employees, the value of their services to the Company and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, (i) the Committee shall automatically make the Plan Share Awards specified in Sections
6.04 and 6.05 hereof; and (ii) no Employee shall receive Plan Share Awards relating to more than 25 % of the number of Plan Shares referenced in Section 5.02, and no non-employee Director, other than Directors Richard Greene and M. Moran Weston, shall receive Plan Share Awards relating to more than 5% of said number of Plan Shares, with all non-employee Directors as a group receiving Plan Share Awards relating to no more than 30% of said number of Plan Shares.

         6.02 ALLOCATIONS. The Committee will determine which Employees will be granted discretionary Plan Share Awards, and the number of Shares covered by each Plan Share Award, provided that in no event shall any Awards be made which will violate the governing instruments of the Company or its Affiliates or any applicable federal or state law or regulation. In the event Plan Shares are forfeited for any reason or additional shares of Common Stock are purchased by the Trustee, the Committee may, from time to time, determine which of the Employees referenced in Section 6.01 above will be granted additional Plan Share Awards to be awarded from the forfeited or acquired Plan Shares.

         6.03 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 6.02 that a Plan Share Award is to be made, the Committee shall notify the Participant in writing of the grant of the Award, the number of Plan Shares covered by the Award, and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Committee so notifies the Participant shall be considered the date of grant of the Plan Share Awards. The Committee shall maintain records as to all grants of Plan Share Awards under the Plan.

         6.04 AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS. Notwithstanding any other provisions of this Plan, each Director who is not an Employee but is a Director on the Effective Date shall receive, on said date, a Plan Share Award for 3,471 Plan Shares, except that Directors Richard Greene and M. Moran Weston shall each receive a Plan Share Award for 5,207 Plan Shares.

         Each Director who joins the Board after the Effective Date shall receive, on said date, a Plan Share Award of 1,000 Plan Shares (or such lesser number as are available hereunder for Plan Share Awards). Plan Share Awards received under the provisions of this Section shall


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become vested and nonforfeitable according to the general rules set forth in subsections (a) and (b) of Section 7.01, and the Committee shall have no discretion to alter or accelerate said vesting requirements. Unless otherwise inapplicable or inconsistent with the provisions of this Section, the Plan Share Awards to be granted to hereunder shall be subject to all other provisions of this Plan; provided that the Committee shall approve a Director's request made pursuant to Section 7.03 (b).

         6.05 AUTOMATIC GRANTS TO EMPLOYEES. On the Effective Date, each of the following individuals shall receive a Plan Share Award as to the number of Plan Shares listed below, provided that such award shall not be made to an individual who is not an Employee on the Effective Date:


Employee          Number Of Plan Shares Awarded        Percentage Of Plan Shares
--------          -----------------------------        -------------------------

T. Clark                     17,357                               25.0%

B. Mukherjee                 10,415                               15.0%

M. Lewis                      6,500                                9.4%

R. Bruce                      3,471                                5.0%

S. Harmon                     1,800                                2.6%

R. St. Rose                   1,500                                2.2%

G. Brea                       1,200                                1.7%

H. Dabney                     1,200                                1.7%

A. Kabia                      1,200                                1.7%

H. Gay                        1,100                                1.6%

O. Harris                     1,000                                1.4%

E. Jackson                    1,000                                1.4%
----------                    -----                                ----

Total                        47,743                               68.7%



         Plan Share Awards received under the provisions of this Section shall become vested and nonforfeitable according to the general rules set forth in subsections (a) and (b) of Section 7.01, and the Committee shall have no discretion to alter said vesting requirements. Unless otherwise inapplicable or inconsistent with the provisions of this Section, the Plan Share Awards to be granted hereunder shall be subject to all other provisions of this Plan; provided that the Committee shall approve an Employee's request made pursuant to
Section 7.03 (b).

         6.06 ALLOCATIONS NOT REQUIRED. Notwithstanding anything to the contrary in Sections 6.01 and 6.02, but subject to Sections 6.04 and 6.05, no Employee or Director shall have any


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right or entitlement to receive a Plan Share Award hereunder, such Awards being at the total discretion of the Committee, nor shall any Employees or Directors as a group have such a right. The Committee may, with the approval of the Board (or, if so directed by the Board) return all Common Stock in the Plan Share Reserve to the Company at any time, and cease issuing Plan Share Awards.

                                   ARTICLE VII
             EARNINGS AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

         7.01 EARNING PLAN SHARES; FORFEITURES.

              (a) GENERAL RULES. Twenty percent (20%) of the Plan Shares subject to a Plan Share Award shall be earned and become non-forfeitable by a Participant upon his or her completion of each of five Years of Service. For purposes of this paragraph, with respect to each Plan Share Award, "Year of Service" means a full twelve-month period, measured from the date of a Plan Share Award and each annual anniversary of that date, during which the Participant has continuously been an Employee or Director of the Company or an Affiliate.

              (b) EXCEPTION FOR TERMINATIONS DUE TO DEATH OR DISABILITY. Notwithstanding the general rule contained in Section 7.01(a) above, all Plan Shares subject to a Plan Share Award held by a Participant whose service with the Company or an Affiliate terminates due to the Participant's death or Disability, shall be deemed earned as of the Participant's last day of service with the Company or an Affiliate and shall be distributed as soon as practicable thereafter.

              (c) TERMINATIONS DUE TO JUST CAUSE. Notwithstanding anything herein to the contrary, all Plan Shares subject to a Plan Share Award held by a Participant whose service with the Company or an Affiliate is terminated for Just Cause shall be unexercisable on the date of notice of such termination and forfeited on the effective date of such TERMINATION. For the purposes of this Paragraph, "Just Cause" shall mean termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

         7.02 ACCRUAL OF DIVIDENDS. Whenever Plan Shares are paid to a Participant or Beneficiary under Section 7.03, such Participant or Beneficiary shall also be entitled to receive, with respect to each Plan Share paid an amount equal to any cash dividends and a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of Common Stock between the date the relevant Plan Share Award was initially granted to such Participant and the date the Plan Shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any cash dividends so paid out.



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         7.03 DISTRIBUTION OF PLAN SHARES.

              (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Except as provided in Subsections (c) and (d) below, the Trustee shall distribute Plan Shares and accumulated cash from dividends and interest to the Participant or his Beneficiary, as the case may be, as soon as practicable after they have been earned. No fractional shares shall be distributed.

              (b) FORM OF DISTRIBUTION. The Trustee shall distribute all Plan Shares, together with any shares representing stock dividends, in the form of Common Stock. One share of Common Stock shall be given for each Plan Share earned. Payments representing cash dividends (and earnings thereon) shall be made in cash.

              (c) WITHHOLDING. The Trustee shall withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is not sufficient, the Trustee shall require the Participant or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Trustee shall pay over to the Company or Affiliate which employs or employed such Participant any such amount withheld from or paid by the Participant or Beneficiary.

              (d) TIMING: EXCEPTION FOR 10% SHAREHOLDERS. Notwithstanding Subsections (a) and (b) above, no Plan Shares may be distributed prior to the date which is five (5) years from the Date of Conversion to the extent the Participant or Beneficiary, as the case may be, would after receipt of such Shares own in excess of ten percent (10%) of the issued and outstanding shares of Common Stock unless such action is approved in advance by a majority vote of disinterested directors of the Board. To the extent this limitation would delay the date on which a Participant receives Plan Shares, the Participant may elect to receive from the Trust, in lieu of such Plan Shares, the cash equivalent thereof. Any Plan Shares remaining undistributed solely by reason of the operation of this Subsection (d) shall be distributed to the Participant or his Beneficiary on the date which is five years from the Date of Conversion.

              (e) REGULATORY EXCEPTIONS. No Plan Shares shall be distributed unless and until all of the requirements of all applicable law and regulation shall have been fully complied with, including the receipt of approval of the Plan by the stockholders of the Company by such vote, if any, as may be required by applicable law and regulations.

         7.04 VOTING OF PLAN SHARES. All shares of Common Stock held by the Trust (whether or not subject to a Plan Share Award) shall be voted by the Trustee in the same proportion as the trustee of the Company's Employee Stock Ownership Plan votes Common Stock held in the trust associated therewith, and in the absence of any such voting, shall be voted in the manner directed by the Board.



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                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 ADJUSTMENTS FOR CAPITAL CHANGES.

              (a) RECAPITALIZATIONS; STOCK SPLITS, ETC. The number and kind of shares which may be purchased under the Plan, and the number and kind of shares subject to outstanding Plan Share Awards, shall be proportionately adjusted for any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

              (b) TRANSACTIONS IN WHICH THE COMPANY IS NOT THE SURVIVING ENTITY. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Plan Share Awards shall be adjusted for any change or exchange of shares of Common Stock for a different number or kind of shares or other securities which results from the Transaction.

              (c) CONDITIONS AND RESTRICTIONS ON NEW, ADDITIONAL, OR DIFFERENT SHARES OR SECURITIES. If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the Plan Share Award before the adjustment was made. In addition, the Committee shall have the discretionary authority to impose on the Shares subject to Plan Share Awards such restrictions as the Committee may deem appropriate or desirable, including but not limited to a right of first refusal, or repurchase option, or both of these restrictions.

              (d) OTHER ISSUANCES. Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into shares of Common Stock or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of shares of Common Stock then subject to Plan Share Awards or reserved for issuance under the Plan.

         8.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan; provided that (i) the provisions of
Section 6.04 may not be amended more than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), and


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(ii) no amendment or termination of the Plan shall, without the written consent of a Participant, impair any rights or obligations under a Plan Share Award theretofore granted to the Participant. To the extent permitted under federal banking law and regulations (as determined by the Committee after soliciting the advice of counsel), the Board may amend the Plan without stockholder approval to provide that all Plan Share Awards (including previously-granted Plan Share Awards and Plan Share Awards made in accordance with Sections 6.04 and 6.05 hereof) shall become fully vested either in the event of a change in control of the Company or the Bank or the termination of the Participant's Continuous Service as a result of his or her retirement.

         The power to amend or terminate the Plan in accordance with this
Section 8.02 shall include the power to direct the Trustee to return to the Company all or any part of the assets of the Trust, including shares of Common Stock held in the Plan Share Reserve. However, the termination of the Trust shall not affect a Participant's right to earn Plan Share Awards and to receive a distribution of Common Stock relating thereto, including earnings thereon, in accordance with the terms of this Plan and the grant by the Committee or the Board.

         8.03 NONTRANSFERABILITY. Plan Share Awards and rights to Plan Shares shall not be transferable by a Participant, and during the lifetime of the Participant, Plan Shares may only be earned by and paid to the Participant who was notified in writing of the Award by the Committee pursuant to Section 6.03.

         8.04 NO EMPLOYMENT OR OTHER RIGHTS. Neither the Plan nor any grant of a Plan Share Award or Plan Shares hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee or Director to continue in the service of the Company or an Affiliate thereof.

         8.05 VOTING AND DIVIDEND RIGHTS. No Participant shall have any voting or dividend rights or other rights of a stockholder in respect of any Plan Shares covered by a Plan Share Award, except as expressly provided in Section
7.02 above, prior to the time said Plan Shares are actually distributed to him.

         8.06 GOVERNING LAW. The Plan and Trust shall be governed and construed under the laws of the State of New York to the extent not preempted by Federal law.

         8.07 EFFECTIVE DATE. The Plan become effective on June 26, 1995, following its approval by a favorable vote of stockholders of the Bank who owned at least a majority of the total votes eligible to be cast at the duly called meeting of the Bank's stockholders held on such date and in accordance with applicable laws.

         8.08 TERM OF PLAN. This Plan shall remain in effect until the earlier of (i) termination by the Board, or (ii) the distribution of all assets of the Trust. Termination of the Plan shall not affect any Plan Share Awards previously granted, and such Awards shall remain valid and in effect until they have been earned and paid, or by their terms expire or are forfeited.



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         8.09 TAX STATUS OF TRUST. It is intended that (i) the Trust associated with the Plan be treated as a grantor trust of the Company under the provisions of Section 671 ET SEQ. of the Internal Revenue Code, as the same may be amended from time to time, and (ii) that in accordance with Revenue Procedure 92-65, Participants have the status of general unsecured creditors of the Company, the Plan constitutes a mere unfunded promise to make benefit payments in the future, the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Trust has been and will continue to be maintained in conformity with Revenue Procedure 92-64.



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